UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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LANDEC CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 13, 2011

TO THE STOCKHOLDERS OF LANDEC CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Landec Corporation (the “Company”) will be held on Thursday, October 13, 2011, at 1:30 p.m., local time, at Pacific Athletic Club, 200 Redwood Shores Parkway, Redwood City, CA 94065 for the following purposes:

1.
To elect five directors to serve for a term expiring at the Annual Meeting of Stockholders held in the second year following the year of their election and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 27, 2012;

3.	To approve a non-binding advisory proposal on executive compensation;

4.	To provide an advisory vote to determine whether a non-binding advisory vote on executive compensation should occur every one, two or three years; and

5.	To transact such other business as may properly come before the meeting or any postponement or adjournment(s) thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on August 15, 2011, are entitled to notice of and to vote at the meeting and any adjournment(s) thereof.

All stockholders are cordially invited to attend the meeting in person.  However, to assure your representation at the meeting, you are urged to mark, sign, and date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or vote your shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geoffrey P. Leonard

GEOFFREY P. LEONARD
Secretary

Menlo Park, California
August 19, 2011

IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR VIA THE INTERNET.  IF A QUORUM IS NOT REACHED, THE COMPANY MAY HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS.  IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.  THANK YOU FOR ACTING PROMPTLY.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 13, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Landec Corporation (“Landec” or the “Company”), a Delaware corporation, for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Thursday, October 13, 2011, at 1:30 p.m., local time, or at any postponement or adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.  The Annual Meeting will be held at Pacific Athletic Club, 200 Redwood Shores Parkway, Redwood City, CA 94065. The telephone number at that location is (650) 593-4900.

The Company’s principal executive offices are located at 3603 Haven Avenue, Menlo Park, California 94025.  The Company’s telephone number at that location is (650) 306-1650.

Solicitation

These proxy solicitation materials are to be mailed on or about September 12, 2011, to all stockholders entitled to vote at the meeting.  The costs of soliciting these proxies will be borne by the Company.  These costs will include the expenses of preparing and mailing proxy materials for the Annual Meeting and the reimbursement of brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s Common Stock.  The Company may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting To Be Held on October 13, 2011.

This Proxy Statement and the Company’s Annual Report to Stockholders are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=65846&p=irol-reportsAnnual.

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at http://www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to Gregory S. Skinner, Chief Financial Officer, Landec Corporation, 3603 Haven Avenue, Menlo Park, CA 94025 (telephone number: (650) 306-1650).  Exhibits to the Annual Report may be obtained upon written request to Mr. Skinner and payment of the Company’s reasonable expenses in furnishing such exhibits.

Voting Procedure

You may vote by mail.

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope.  If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

You may vote in person at the Annual Meeting.

We will pass out written ballots to anyone who wants to vote at the Annual Meeting.  Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank or other nominee, and the stock certificates and record ownership are not in your name.  If your shares are held in “street name” and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain proper documentation to vote your shares at the Annual Meeting.

You may vote by telephone or electronically.

You may submit your proxy by following the Vote by Phone instructions accompanying the proxy card.  If you have Internet access, you may submit your proxy from any location in the world by following the Vote by Internet instructions accompanying the proxy card.

You may change your mind after you have returned your proxy card.

If you change your mind after you return your proxy card or submit your proxy by telephone or Internet, you may revoke your proxy at any time before the polls close at the Annual Meeting.  You may do this by:

•	signing another proxy card with a later date, or

•	voting in person at the Annual Meeting.

Voting

Holders of Common Stock are entitled to one vote per share.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections.  The Inspector of Elections will also determine whether or not a quorum is present.  A majority of the shares entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business.  The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Proposal No. 1 – Election of directors:  Each director is elected by a majority of the votes cast with respect to such director.  Any votes withheld for a particular director is effectively a vote against the director.

Proposal No. 2 – Ratification of independent registered public accounting firm: This proposal must be approved by a majority of the shares present and voted on the proposal.  Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this vote.

Proposal No. 3 — Advisory (non-binding) vote on executive compensation.  This advisory proposal will be approved if a majority of the shares present and voted on the proposal are voted in favor of the resolution.  Shares present and not voted, whether by broker non-vote, abstention or otherwise, will have no effect on this advisory vote.

Proposal No. 4 — Advisory (non-binding) vote on frequency of votes on executive compensation:  This advisory vote provides a choice among three frequency periods for future advisory votes on executive compensation (so-called, “say-on-pay” votes). The frequency period that receives the most votes (every one, two or three years) will be deemed to be the recommendation of the stockholders. As a result, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will have no effect on the outcome of this proposal.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the director nominees proposed by the Board of Directors; FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending May 27, 2012; FOR the advisory vote on executive compensation; FOR holding the advisory vote on executive compensation every year; and as the proxy holders deem advisable on other matters that may come before the meeting or any adjournment(s) thereof, as the case may be, with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be counted for purposes of determining the presence of a quorum, but will not be considered as voting with respect to that matter.

Record Date and Share Ownership

Only stockholders of record at the close of business on August 15, 2011, are entitled to notice of, and to vote at, the Annual Meeting.  As of August 15, 2011, 26,412,131 shares of the Company’s Common Stock, par value $0.001 per share, were issued and outstanding.

Deadline for Receipt of Stockholder Proposals for the Company’s Annual Meeting of Stockholders in 2012

If any stockholder desires to present a stockholder proposal at the Company’s 2012 Annual Meeting of Stockholders, such proposal must be received by the Secretary of the Company no later than May 15, 2012, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Also, if a stockholder does not notify the Company on or before August 1, 2012 of a proposal for the 2012 Annual Meeting of Stockholders, management intends to use its discretionary voting authority to vote on such proposal, even if the matter is not discussed in the proxy statement for the 2012 Annual Meeting of Stockholders.

Householding of Proxy Materials

Some companies, brokers, banks, and other nominee record holders participate in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. We will promptly deliver a separate copy of either document to you if you contact our Chief Financial Officer at the address listed above or call us at (650) 306-1650. If you are receiving multiple copies of our Proxy Statement and Annual Report at your household and wish to receive only one, please notify your bank, broker, or other nominee record holder, or contact our Chief Financial Officer at the address listed above.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

The Company’s Bylaws currently provide for not less than five (5) nor more than nine (9) directors, with the exact number fixed at nine (9), and the Company’s Certificate of Incorporation provides for the classification of the Board of Directors into two classes serving staggered terms. The Company’s Board of Directors currently consists of nine persons, including four Class 1 directors and five Class 2 directors.  Each Class 1 and Class 2 director is elected for a two year term, with Class 2 directors elected in odd numbered years (e.g., 2011) and the Class 1 directors elected in even numbered years (e.g., 2012).  Accordingly, at the Annual Meeting, five Class 2 directors will be elected.

Upon the election of the five Class 2 directors at the Annual Meeting and the retirement of Richard S. Schneider, Ph. D. as a director on October 13, 2011, the Board of Directors will consist of five Class 2 directors and three Class 1 directors.  In order to equalize the number of directors in each class, the Board of Directors has determined that one of the directors now serving as a Class 2 director should become a Class 1 Director.  Accordingly, and conditioned upon the election of Gary T. Steele as a Class 2 director at the Annual Meeting, Mr. Steele will resign as a Class 2 director immediately after the Annual Meeting and will then be elected by the Board of Directors as a Class 1 director whose term as a Class 1 director will expire in 2012.

The Board of Directors has nominated the persons named below to serve as Class 2 directors until the next odd numbered year annual meeting during which their successors will be elected and qualified.  Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company’s five (5) nominees named below, all of whom are presently directors of the Company.  In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy.  In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.  Assuming a quorum is present, the five (5) nominees for director receiving at least a majority of votes cast at the Annual Meeting will be elected.

Nominees for Class 2 Directors

Name of Director	Age	Principal Occupation	Director Since

Gary T. Steele	62	President, Chief Executive Officer and Chairman of the Board of Directors of the Company	1991
Duke K. Bristow, Ph.D.	54	Economist, University of Southern California	2004
Dean Hollis	51	Retired President and Chief Operating Officer, ConAgra Foods, Inc. Consumer Foods and International Division	2009
Robert Tobin	73	Retired Chief Executive Officer, Ahold, USA	2004
Nicholas Tompkins	56	Managing Member, NKT Commercial LLC, Chairman of the Board of Apio, Inc.	2003

Except as set forth below, each of the Class 2 directors has been engaged in the principal occupation set forth next to his name above during the past five years.

Gary T. Steele has served as President, Chief Executive Officer and a director since September 1991 and as Chairman of the Board of Directors since January 1996.  Mr. Steele has over 30 years of experience in the biotechnology, instrumentation and material science fields.  From 1985 to 1991, Mr. Steele was President and Chief Executive Officer of Molecular Devices Corporation, a bioanalytical instrumentation company.  From 1981 to 1985, Mr. Steele was Vice President, Product Development and Business Development at Genentech, Inc., a biomedical company focusing on pharmaceutical drug development.  Mr. Steele has also worked with McKinsey & Company and Shell Oil Company.  Mr. Steele received a B.S. from Georgia Institute of Technology and an M.B.A. from Stanford University.

Mr. Steele’s significant knowledge and understanding of the Company and its businesses together with his extensive experience in the biotechnology field provide the Board of Directors with significant insight into the Company’s businesses and operations.

Duke K. Bristow, Ph.D. has served as a director since September 2004.  Dr. Bristow has academic appointments with the Marshall School of Business at the University of Southern California (“USC”) and with the Henry Samueli School of Engineering at the University of California, Los Angeles (“UCLA”).  He teaches engineering economics at UCLA where he has been an economist since 1995.  In August 2006, he began teaching finance at USC.  His research focuses on corporate governance, corporate finance and entrepreneurship.  Dr. Bristow is an advisor to a number of private and public organizations.  Previously, he was with Eli Lilly & Company, a leading life science firm, for ten years.  He held management positions in the pharmaceutical, medical device and diagnostics divisions and in corporate finance.  He holds a B.S. in Chemical Engineering from Purdue University, an M.B.A. from Indiana University, and a Ph.D. in Financial Economics from UCLA.

With his academic background and knowledge of corporate governance and finance, Dr. Bristow provides the Board of Directors with a thoughtful perspective on economic issues facing the Company.  In addition, with his experience in the life sciences industry, Dr. Bristow provides a deep understanding of the technology issues facing the Company’s bio-technology business.

Dean Hollis has served as a director since July 2009.  Mr. Hollis was most recently President and Chief Operating Officer of the Consumer Foods and International Division of ConAgra Foods, Inc. (“ConAgra”).  Mr. Hollis had management responsibility for ConAgra’s consumer and customer branded businesses consisting of over 40 global brands in 110 countries.  During Mr. Hollis’ 21 years with ConAgra, he had a broad array of responsibilities, including Executive Vice President, Retail Products; President, Frozen Foods; President, Grocery Foods; President, Specialty Foods; and President, Gilardi Foods.  Currently, Mr. Hollis is a Senior Advisor for Oaktree Capital Management, L.P. (“Oaktree”).   He also serves on the board of directors for Pierre Foods, an Oaktree portfolio company, and for Smart Balance, Inc as a member of the Audit Committee.  Mr. Hollis is a graduate of Stetson University where he currently serves on its board.

With over 20 years of experience in the food industry, Mr. Hollis provides the Board of Directors with significant expertise in marketing and sales of packaged foods, overall strategy development for food products and in-depth general management expertise for investing in growth companies which has a direct benefit to Landec’s food subsidiary, Apio, Inc. (“Apio”).

Robert Tobin has served as a director since December 2004.  Mr. Tobin retired from his position as Chief Executive Officer of Ahold USA in 2001.  Mr. Tobin has over 40 years of industry experience in the food retail and food service sectors, having served as Chairman and CEO of Stop and Shop Supermarkets.  An industry leader, Mr. Tobin serves on the advisory boards of the College of Agriculture and Life Sciences and the Undergraduate Business Program at Cornell University where he received his B.S. in Agricultural Economics.

Mr. Tobin’s experience as the chief executive officer of food retailers and his knowledge of the food retail and food service sectors provide the Board of Directors with significant expertise with respect to issues facing the Company’s food business.  In addition, Mr. Tobin’s service on advisory boards provides the Board of Directors with knowledge of the scientific issues that face the Company’s food business.

Nicholas Tompkins has served as a director since October 2003.  Mr. Tompkins has been the Chairman of the Board of Apio, a wholly-owned subsidiary of Landec, since January 2008.  Prior to becoming the Chairman of the Board of Apio, Mr. Tompkins was the Chief Executive Officer of Apio, a position he had held since Apio’s inception in 1979.  Landec acquired Apio in December 1999.  Mr. Tompkins is also a current board member and past chairman of the Ag Business Advisory Council for California Polytechnic State University in San Luis Obispo, California.  He was a member of the board of directors of the United Fresh Fruit and Vegetable Association through 2008 and was Chairman of that organization in 2005 and 2006.  Mr. Tompkins received a B.S. in Agricultural Business from California State University, Fresno.

Mr. Tompkins brings to the Board of Directors extensive experience in the area of agriculture.  In addition, Mr. Tompkins prior service as the Chief Executive Officer of Apio and as its current Chairman provides the Board of Directors with in-depth knowledge of the operations of Apio, a significant portion of the Company’s business.

Class 1 Directors

Directors continuing in office until the 2012 Annual Meeting of Stockholders are:

Name of Director	Age	Principal Occupation	Director Since

Frederick Frank	79	Vice Chairman, Peter J. Solomon Company	1999
Steven Goldby	71	Partner, Venrock	2008
Stephen E. Halprin	73	Retired General Partner of OSCCO Ventures	1988
Richard S. Schneider, Ph.D. (1)	70	Retired General Partner, Domain Associates	1991

(1) Dr. Schneider will retire as a director effective October 13, 2011.

Except as set forth below, each of the Class 1 directors has been engaged in the principal occupation set forth next to his name above during the past five years.  There is no family relationship between any director or executive officer of the Company.

Frederick Frank has served as director since December 1999. Mr. Frank is Vice Chairman of Peter J. Solomon Company (“Solomon”), an investment banking and advisory firm.  Before joining Solomon, Mr. Frank was Vice Chairman of Lehman Brothers, Inc. (“Lehman”) and Barclays Capital. Before joining Lehman as a Partner in October 1969, Mr. Frank was co-director of research, as well as Vice President and Director of Smith Barney & Co. Incorporated. During his over 50 years on Wall Street, Mr. Frank has been involved in numerous financings and merger and acquisition transactions. He serves on the board of directors of Pharmaceutical Product Development, Inc., PDL BioPharma, and was a director for the Institute for Systems Biology. Mr. Frank is Chairman of the National Genetics Foundation and he serves on the Advisory Boards for Yale School of Organization and Management, Johns Hopkins Bloomberg School of Public Health, the Massachusetts Institute of Technology Center of Biomedical Innovation and the Harvard School of Public Health. He is a graduate of Yale University, received an M.B.A. from Stanford University and is a Chartered Financial Analyst.

Mr. Frank has over 50 years of capital markets experience and has been involved in numerous financings, commercial transactions and mergers and acquisitions.  As such, Mr. Frank provides the Board of Directors with extensive experience and knowledge with respect to transactions and financing in the public company context and corporate governance experience based on his experience as a director of public and non-public companies.

Steven Goldby has served as a director since December 2008.  Mr. Goldby has been a Partner at Venrock, a venture capital firm, since 2007.  Mr. Goldby was Chairman and Chief Executive Officer of Symyx Technologies, Inc. (“Symyx”) from 1998 to 2007; he became the Executive Chairman in 2008, and Chairman in 2009.   Before joining Symyx, Mr. Goldby served as Chief Executive Officer for more than ten years at MDL Information Systems, Inc., the enterprise software company that pioneered scientific information management.  Earlier, Mr. Goldby held various management positions at ALZA Corporation, including President of Alza Pharmaceuticals.  Mr. Goldby received a B.S. degree in chemistry from the University of North Carolina and a law degree from Georgetown University Law Center.

Mr. Goldby’s extensive experience with biotechnology companies provides the Board of Directors with significant understanding of the technology issues facing the Company.

Stephen E. Halprin has served as a director since April 1988.  From 1968 until his retirement in 2005, Mr. Halprin was a General Partner of OSCCO Ventures, a venture capital firm. Mr. Halprin received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

Through his work in the venture capital arena, Mr. Halprin has a great deal of familiarity with the issues that arise in the context of growing and developing a business.  As such, he provides the Board of Directors with significant knowledge of financing and development of strategies for growth.

Richard S. Schneider, Ph.D. has served as a director since September 1991.  From October 1990 until his retirement in 1999, Dr. Schneider was a general partner of Domain Associates L.L.C., a venture capital firm.  Prior to pursuing a career in venture capital, Dr. Schneider was Vice President of Product Development at Syva/Syntex Corporation and President of Biomedical Consulting Associates.  He is a member of the board of directors of a number of privately-held life science companies.  Dr. Schneider received a B.S. from the University of California at Berkeley and received a Ph.D. in chemistry from the University of Wisconsin, Madison.

With over 25 years of product development experience in the fields of medical devices and biotechnology,   Dr. Schneider provides the Board of Directors with extensive understanding of the scientific issues related to the Company’s products.

Board of Directors Meetings and Committees

The Board of Directors held a total of six meetings during the fiscal year ended May 29, 2011.  Each director attended at least 75% of all Board and applicable committee meetings during fiscal year 2011.  The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which operates under a written charter approved by the Board of Directors. The Company has also formed a Technology Committee.  It is our policy to encourage the members of the Board of Directors to attend the Company’s annual meeting of stockholders.  All directors, except Mr. Frank and Dr. Schneider, attended our 2010 annual meeting of stockholders.

The Audit Committee currently consists of Mr. Halprin (Chairman), Dr. Bristow and Mr. Goldby, each of whom the Board of Directors has determined meets the current independence requirements of the Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market, Inc. (“NASDAQ”).  The Audit Committee assists the Board of Directors in its oversight of Company affairs relating to the quality and integrity of the Company’s financial statements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, and the Company’s compliance with legal and regulatory requirements.  The Audit Committee is responsible for appointing, compensating, retaining and overseeing the Company’s independent auditor, approving the services performed by the independent auditors and for reviewing and evaluating the Company’s accounting principles and its system of internal accounting controls.  Rules adopted by the SEC require us to disclose whether the Audit Committee includes at least one member who is an “audit committee financial expert,” as that phrase is defined in SEC rules and regulations.  The Board of Directors has determined that Mr. Halprin, Dr. Bristow and Mr. Goldby are “audit committee financial experts” within the meaning of applicable SEC rules and regulations.  The Audit Committee held four meetings during fiscal year 2011.  Please see the section entitled “Audit Committee Report” for further matters related to the Audit Committee.

The Compensation Committee currently consists of Mr. Hollis (Chairman), Dr. Schneider, Mr. Frank, and Mr. Tobin each of whom the Board of Directors has determined meets the current independence requirements of the SEC and NASDAQ.  Dr. Schneider served as Chairman of the Compensation Committee until February 2011 when Mr. Hollis was elected as Chairman. The function of the Compensation Committee is to review and set the compensation of the Company’s Chief Executive Officer and certain of the Company’s most highly compensated officers, including salary, bonuses and other incentive plans, stock equity and other forms of compensation, to administer the Company’s stock plans and approve stock equity awards, and to oversee the career development of senior management.  The Compensation Committee held one meeting during fiscal year 2011.  Please see the section entitled “Executive Compensation and Related Information” for further matters related to the Compensation Committee, including its report for the fiscal year ended May 29, 2011.

The Nominating and Corporate Governance Committee currently consists of Mr. Frank (Chairman) and Mr. Tobin, each of whom the Board of Directors has determined meets the current independence requirements of the SEC and NASDAQ.  The functions of the Nominating and Corporate Governance Committee are to recommend qualified candidates for election as officers and directors of the Company and oversee the Company’s corporate governance policies.  The Nominating and Corporate Governance Committee held one meeting during fiscal year 2011.

The Nominating and Corporate Governance Committee will consider director nominees proposed by current directors, officers, employees and stockholders.  Any stockholder who wishes to recommend candidates for consideration by the Nominating and Corporate Governance Committee may do so by writing to the Secretary of the Company, Geoffrey P. Leonard of Ropes & Gray LLP, Three Embarcadero Center, San Francisco, CA 94111, and providing the candidate’s name, biographical data and qualifications.  In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee strives for a variety of experience and background that adds depth and breadth to the overall character of the Board of Directors.  The Nominating and Corporate Governance Committee evaluates potential candidates using standards and qualifications such as the candidates’ business experience, independence, diversity, skills and expertise to collectively establish a number of areas of core competency of the Board of Directors, including business judgment, management and industry knowledge.  Although the Nominating and Corporate Governance Committee does not have a formal policy on diversity, it believes that diversity is an important consideration in the composition of the Board, and it seeks to include Board members with diverse backgrounds and experiences.  Further criteria include a candidate’s integrity and values, as well as the willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors and its committees.

The Technology Committee currently consists of Mr. Goldby (Chairman), Dr. Schneider, Dr. Bristow and Mr. Halprin, each of whom the Board of Directors has determined meets the current independence requirements of the SEC and NASDAQ. Dr. Schneider served as Chairman of the Committee until May 2011 when Mr. Goldby was appointed to the Technology Committee and elected as Chairman.  The function of the Technology Committee is to provide, as necessary, advice and recommendations to the Board of Directors and to management with regard to technology strategies aimed at addressing current and future markets, product development and new product introductions and enhancing the Company’s long-term growth.  The Technology Committee held one meeting during fiscal year 2011.

Corporate Governance

The Company provides information about its corporate governance policies, including the Company’s Code of Ethics, and charters for the Audit, Nominating and Corporate Governance, and Compensation Committees of the Board of Directors on the Corporate Governance page of its website.  The website can be found at www.landec.com.

The Company’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	A majority of the board members are independent;

•	All members of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Technology Committee are independent;

•
The independent members of the Board of Directors meet at least twice per year in executive sessions without the presence of management, and the Board of Directors has designated a lead independent director who, among other duties, is responsible for presiding over executive sessions of the independent directors;

•
The Company has an ethics hotline available to all employees, and the Audit Committee has procedures in place for the anonymous submission of employee complaints regarding accounting, internal controls, or auditing matters; and

•
The Company has adopted a Code of Ethics that applies to all of its employees, including its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer, as well as the Board of Directors.  Any substantive amendments to the Code of Ethics or grant of any waiver, including any implicit waiver, from a provision of the Code of Ethics to the Company’s principal executive officer, principal financial officer or principal accounting officer, will be disclosed either on the Company’s website or in a report on Form 8-K.

The Board has determined that each member of the Board, other than Mr. Steele and Mr. Tompkins, is an independent director under applicable NASDAQ listing standards and SEC rules.  Mr. Steele does not meet the independence standards because he was an employee of the Company during fiscal year 2011 and, in the case of Mr. Tompkins, based on the information disclosed under “Certain Relationships and Related Transactions” herein.

Mr. Halprin currently serves as the Company’s lead independent director.

Leadership Structure of the Board of Directors

The Board believes that it is important to retain its flexibility to allocate the responsibilities of the positions of the Chairman of the Board (the "Chairman") and Chief Executive Officer in the way that it believes is in the best interests of the Company. After due consideration by the Board, the Board has concluded that combining the roles of Chairman and Chief Executive Officer is in the best interests of the Company. The Board believes that the combination of the roles of Chairman and Chief Executive Officer promotes the Board's and executive management's pursuit of the Company's business objectives by allowing the senior-most executive with accountability for the Company's day-to-day operations, who also possesses significant business and industry knowledge, to set Board meeting agendas (in consultation with the lead independent director) and to lead the related discussions.

The Board does not believe that separating these roles would enhance either the independence of the Board or its effectiveness in discharging its responsibilities. The Board adheres to sound corporate governance practices, as reflected in the Company's corporate governance policies, which the Board believes has promoted, and continues to promote, the effective and independent exercise of Board leadership for the Company and its stockholders. At each Board Meeting, non-management directors convene an executive session without the presence of management. Moreover, the non-management directors have elected one independent director to be the lead director. The lead director is Mr. Halprin. The lead director presides over executive sessions of the non-management directors and at all meetings at which the Chairman is not present; calls meetings of the non-management directors as he deems necessary; serves as a liaison between the Chairman and the non-management directors; advises the Chairman of the informational needs of the Board and approves information sent to the Board; and is available for consultation and communication if requested by major stockholders.

Stockholder Communications

Our Board of Directors welcomes communications from our stockholders.  Stockholders and other interested parties may send communications to the Board of Directors, or the independent directors as a group, or to any director in particular or the lead independent director, c/o Gregory S. Skinner, Chief Financial Officer, Landec Corporation, 3603 Haven Avenue, Menlo Park, CA  94025.  Any correspondence addressed to the Board of Directors or to any one of our directors in care of Mr. Skinner will be promptly forwarded to the addressee.  The independent directors of the Board of Directors review and approve the stockholder communication process periodically to ensure effective communication with stockholders.

Oversight of Risk Management

The Board of Directors' role in the Company's risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Our Audit Committee oversees management of financial risk exposures, including the integrity of our accounting and financial reporting processes and controls. As part of this responsibility, the Audit Committee meets periodically with the independent auditors, our internal auditor and our financial and accounting personnel to discuss significant financial risk exposures and the steps management has taken to monitor, control and report such exposures. Additionally, the Audit Committee reviews significant findings prepared by the independent auditors and our internal auditor, together with management's response.  Our Nominating and Corporate Governance Committee has responsibility for matters relating to corporate governance. As such, the charter for our Nominating and Corporate Governance Committee provides for the committee to periodically review and discuss our corporate governance guidelines and policies.

Our management also reviewed with our Compensation Committee the compensation policies and practices of the Company that could have a material impact on the Company. Our management review considered whether any of these policies and practices may encourage inappropriate risk-taking, whether any policy or practice may give rise to risks that are reasonably likely to have a material adverse effect on us, and whether it would recommend any changes to the Company's compensation policies and practices. Management also reviewed with the Board of Directors risk-mitigating controls such as the degree of committee and senior management oversight of each compensation program and the level and design of internal controls over such programs.  Based on these reviews, the Company determined that risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation of Directors

The following table sets forth compensation information for the fiscal year ended May 29, 2011, for each member of our Board of Directors who was not also an executive officer during fiscal year 2011. An executive officer who serves on our Board does not receive additional compensation for serving on the Board. See “Summary Compensation Table” for disclosure related to our Chairman of the Board, President and Chief Executive Officer, Gary T. Steele.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards(2)	Awards(2)	Total
Name	($)	($)	($)	($)
Duke K. Bristow, Ph.D.	36,000	9,619	11,684	57,303
Frederick Frank (1)	25,500	9,619	11,684	46,803
Steven Goldby	34,500	9,619	11,684	55,803
Stephen E. Halprin	51,500	9,619	11,684	72,803
Dean Hollis	27,958	9,619	11,684	49,261
Richard S. Schneider, Ph.D.	29,015	9,619	11,684	50,318
Robert Tobin	26,500	9,619	11,684	47,803
Nicholas Tompkins	25,000	9,619	11,684	46,303

(1)	Pursuant to an agreement with the Company, the fees earned by Mr. Frank have been deferred.

(2)
The amounts shown in the Stock Awards and Option Awards columns do not reflect compensation actually received by a director. Instead, the amounts shown are the aggregate grant date value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options, of awards granted in fiscal year 2011.  The assumptions used to calculate the value of option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 29, 2011.

At May 29, 2011, the aggregate number of stock awards and option awards outstanding was:  Dr. Bristow – 61,667 shares; Mr. Frank – 81,667 shares; Mr. Goldby – 27,812 shares; Mr. Halprin – 81,667 shares; Mr. Hollis – 20,312 shares; Dr. Schneider –76,167 shares; Mr. Tobin – 61,667 shares; and Mr. Tompkins – 21,667 shares.

For fiscal year 2011, each non-employee director earned $20,000 per year for service as a member of our Board of Directors.  In addition, each director who served as the Chairman of the Compensation Committee received an annual retainer of $5,000, each director who served on the Audit Committee received an annual retainer of $10,000, with the Chairman of the Audit Committee receiving an annual retainer of $15,000, and each director who served as the lead independent director received an annual retainer of $10,000.

Additionally, for fiscal year 2011, each non-employee director received $1,000 for each meeting of the Board attended in person ($500 if attended by phone), $500 for each meeting of a Committee attended in person, and $1,000 for each stockholder meeting attended by the director.   Reasonable out-of-pocket expenses incurred by a director to attend Board meetings, Committee meetings or stockholder meetings in his or her capacity as a director were reimbursed.

Required Vote

The election of each of the five (5) Class 2 director nominees requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and voted with respect to such director.  This means that in order for a director to be elected, the number of shares voted “FOR” a director must exceed the number of votes cast against that director.  As such, a “WITHHOLD” vote is effectively a vote against a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending May 27, 2012, and recommends that the stockholders vote for ratification of this appointment.  In the event the stockholders do not ratify such appointment, the Audit Committee may reconsider its selection.  Ernst & Young LLP has audited the Company’s financial statements since the fiscal year ending October 31, 1994.  Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed to the Company for professional services rendered by Ernst & Young LLP for the fiscal years ended May 29, 2011 and May 30, 2010.

Fee Category	Fiscal 2011	Fiscal 2010
Audit Fees	$850,000	$818,000
Audit-Related Fees	-	-
Tax Fees (1)	-	$29,000
All Other Fees	-	-
Total	$850,000	$847,000

(1)	Tax fees for fiscal year 2010 were for the tax services provided in connection with the Company’s acquisition of Lifecore Biomedical, Inc.

Audit Fees were for professional services rendered for the integrated audit of the Company’s annual financial statements and internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, for the review of the Company’s interim financial statements included in the Company’s Forms 10-Q, and for assistance with and review of documents filed by the Company with the SEC

Audit Committee Pre-Approval Policies

The Audit Committee pre-approves all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Company’s independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with such pre-approval, and the fees for the services performed to date. The Audit Committee, or its designee, may also pre-approve particular services on a case-by-case basis.

Required Vote

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares of the Company’s Common Stock present at the Annual Meeting in person or by proxy and voted.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 27, 2012.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 22 of this proxy statement describes the Company’s executive compensation program and the compensation decisions that the Compensation Committee and Board of Directors made in fiscal year 2011 with respect to the compensation of our named executive officers. The Board of Directors is asking stockholders to cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

We urge stockholders to read the Compensation Discussion and Analysis beginning on page 22 of this proxy statement, as well as the 2011 Summary Compensation Table and related compensation tables, appearing on pages 28 through 31, which provide detailed information on the Company’s compensation policies and practices.

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports Landec’s business strategy and aligns the interests of our executives with our stockholders. Specifically, executive compensation is allocated among base salaries and short and long-term compensation. The base salaries are fixed in order to provide the executives with a stable cash income, which allows them to focus on the Company’s issues and objectives as a whole, while the short and long-term compensation are designed to both reward the named executive officers based on the Company’s overall performance and align the named executive officers’ interests with those of our stockholders.  Our executive annual cash incentive award program is intended to encourage our named executive officers to focus on specific short-term goals important to our success.  Our executive officers’ cash incentive awards are determined based on objective performance criteria. The awards payable under our annual cash incentive program are subject to a maximum payout, which limits the overall payout potential. The Company’s current practice is to grant our named executive officers both options and restricted stock units. This mixture is designed to provide a balance between the goals of increasing the price of our common stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten the Company’s growth and stability (as restricted stock units are exposed to decreases in our stock price).  Because grants are generally subject to vesting schedules, they help ensure that executives always have significant value tied to long-term stock price performance.

For these reasons, the Board of Directors is asking stockholders to support this proposal.  Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board of Directors value the views of our stockholders and will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 4.

NON-BINDING ADVISORY VOTE ON FREQUENCY OF EXECUTIVE

COMPENSATION ADVISORY VOTES

           In Proposal 3, we are asking stockholders to cast an advisory vote for the compensation disclosed in this proxy statement that the Company paid in 2011 to our named executive officers.  This advisory vote is referred to as a “say-on-pay” vote.  In this Proposal 4, the Board of Directors is asking stockholders to cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. Stockholders will be able to mark the enclosed proxy card or voting instruction form on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may indicate that you are abstaining from voting.

“RESOLVED, that the stockholders of the Company recommend, in a non-binding vote, whether an advisory vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years.”

After considering this item, the Board of Directors has determined that a vote every year on executive compensation is appropriate. By providing an advisory vote on executive compensation on an annual basis, our stockholders will be able to provide us with timely and direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Therefore, the Board of Directors recommends that you vote to hold say-on-pay votes every year.

This vote, like the say-on-pay vote itself, is not binding on the Board of Directors. However, the Board of Directors values stockholders’ input and will consider the outcome of this vote when determining the frequency of future say-on-pay votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” CONDUCTING FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY YEAR.

Equity Compensation Plan Information

The following table summarizes information with respect to options and other equity awards under Landec’s equity compensation plans as of May 29, 2011:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders	2,415,085		$6.46	640,976	(3)
Equity compensation plans not approved by security holders	318,753	(4)	$5.59	—
Total	2,733,838		$6.34	640,976

(1)	Includes only options and restricted stock units outstanding under Landec’s equity compensation plans, as no stock warrants or other rights were outstanding as of May 29, 2011.

(2)	The weighted average exercise price does not take restricted stock units into account as restricted stock units have no purchase price.

(3)	Represents shares available for issuance pursuant to the 2009 Stock Incentive Plan.

(4)
Represents shares to be issued upon exercise of options that are outstanding under the 1996 Non-Executive Stock Option Plan and the New Executive Stock Option Plan, both of which have been terminated, and no future awards will be made pursuant to such plans.  A description of these plans is set forth under Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 29, 2011.

The 2009 Stock Incentive Plan

The 2009 Stock Incentive Plan (the “2009 Plan”), which was approved by stockholders in October 2009,  authorizes the grant of equity awards, including stock options, restricted stock and restricted stock units to employees, including officers, outside consultants and non-employee directors of the Company. The exercise price of the stock options granted under the 2009 Plan is the fair market value of the Company’s Common Stock on the date the options were granted.  1,900,000 shares are authorized to be issued under this plan.  Options granted under the 2009 Plan generally are exercisable upon vesting and generally vest ratably over three years.

The 2005 Stock Incentive Plan

The 2005 Stock Incentive Plan, which was approved by stockholders and has been terminated, authorized the grant of equity awards, including stock options, restricted stock units and restricted stock to employees, including officers, outside consultants and non-employee directors of the Company.  The exercise price of stock options granted under this plan was the fair market value of the Company’s Common Stock on the date the options were granted.  861,038 shares were authorized to be issued under this plan.  Options generally were exercisable upon vesting and generally vested ratably over three years.  No future awards will be made pursuant to this plan.

The 1996 Non-Executive Stock Option Plan

The 1996 Non-Executive Stock Option Plan authorized the grant of non-qualified stock options to employees, including officers, and outside consultants of the Company.  This plan was not approved by the Company’s stockholders and has been terminated.  The exercise price of the options was equal to the fair market value of the Company’s Common Stock on the date the options were granted.  As amended in 1999, 1,500,000 shares were authorized to be issued under this plan.  Options generally were exercisable upon vesting and generally vested ratably over four years.  No future awards will be made pursuant to this plan.

The New Executive Stock Option Plan

The New Executive Stock Option Plan authorized the grant of non-statutory stock options to officers of the Company or officers of Apio or Landec Ag LLC whose employment with each of those companies began after October 24, 2000.  The plan was not approved by stockholders and has been terminated.  The exercise price of the non-statutory stock options was no less than 100% and 85%, for named executive officers and officers other than named executive officers, respectively, of the fair market value of the Company’s Common Stock on the date the options were granted.  Options generally were exercisable upon vesting and generally vested ratably over four years.  210,000 shares were authorized to be issued under this plan.  No future awards will be made pursuant to this plan.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Composition

The Audit Committee of the Board of Directors consists of the three directors whose names appear below and operates under a written charter adopted by the Board of Directors.  Each member of the Audit Committee meets the independence and financial experience requirements of NASDAQ and the SEC currently in effect.  In addition, the Board of Directors has determined that each of Mr. Halprin, Dr. Bristow and Mr. Goldby is an audit committee financial expert, as defined by the rules and regulations of the SEC.

Responsibilities

The responsibilities of the Audit Committee include appointing an independent registered public accounting firm and assisting the Board of Director's oversight of the preparation of the Company's financial statements.  The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.  Management is responsible for the Company’s internal controls and financial reporting process.  The Audit Committee’s responsibility is to oversee these processes and the Company’s internal controls.  The Audit Committee members are not acting as professional accountants or auditors, and their functions are not to duplicate or to certify the activities of management and the independent registered public accounting firm.

Review with Management and Independent Auditors

The Audit Committee held four meetings during fiscal year 2011.  The Audit Committee met and held discussions with management and representatives of the Company’s independent registered public accounting firm, Ernst & Young LLP.  Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended May 29, 2011, were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements for the fiscal year ended May 29, 2011, with management and the Company’s independent registered public accounting firm.

The Audit Committee met with the Company’s independent registered public accounting firm, with and without management present, to discuss the overall scope and plans for their audit, the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 114, The Auditor’s Communication with Those Charged with Governance, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which supersedes SAS No. 61, as amended, including the judgment of the independent registered public accounting firm as to the quality of the Company’s accounting principles.

The Audit Committee also received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed the independence of Ernst & Young LLP with that firm. The Audit Committee has considered the compatibility of non-audit services with the auditors’ independence.

Charter

The Board has adopted a written charter for the Audit Committee.  The charter is reviewed annually for changes, as appropriate, and was last amended in July 2006.  A copy of the charter of the Audit Committee is available on the Company’s website at www.landec.com.

Summary

Based upon the Audit Committee’s discussions with management and the Company’s independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2011, as filed with the SEC.

This report is submitted by the Audit Committee.

Stephen E. Halprin (Chairman)
Duke K. Bristow, Ph.D.
Steven Goldby

 EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth certain information with regard to executive officers of the Company.  Ages are as of August 15, 2011.

Gary T. Steele (age 62) has been President, Chief Executive Officer and a director of the Company since 1991 and Chairman of the Board of Directors since January 1996.  Mr. Steele has over 30 years of experience in the biotechnology, instrumentation and material science fields.  From 1985 to 1991, Mr. Steele was President and Chief Executive Officer of Molecular Devices Corporation, a bioanalytical instrumentation company.  From 1981 to 1985, Mr. Steele was Vice President, Product Development and Business Development at Genentech, Inc., a biomedical company focusing on pharmaceutical drug development.  Mr. Steele has also worked with McKinsey & Company and Shell Oil Company.

David D. Taft, Ph.D. (age 73) has been Chief Operating Officer of the Company since 1993 and was Chief Operating Officer of Apio from October 2002 to May 2005.  Dr. Taft also served as a director of the Company from 1990 through 1995.  From February 1986 to April 1993, Dr. Taft was Vice President and Group Manager of the Manufacturing Group at Raychem Corporation.  From July 1983 to January 1986, Dr. Taft was Group Manager of the Telecom Group at Raychem Corporation and was appointed to the position of Vice President in October 1984.  Dr. Taft has over 40 years of experience in the specialty chemical industry in research and development, sales and marketing, manufacturing and general management.  Prior to joining Raychem Corporation, Dr. Taft was Executive Vice President of the Chemical Products Division and a Director of Henkel Corporation.  Dr. Taft was also an executive with General Mills Chemicals and Ashland Chemical.

Ronald Midyett (age 45) has been President and Chief Executive Officer of Apio since January 2008, and a Vice President of the Company since February 2008.   Mr. Midyett joined Apio in May 2005 as Chief Operating Officer.  Prior to joining Apio, Mr. Midyett was Senior Vice President of Operations for Dole Fresh Vegetables.  Mr. Midyett has over 20 years of technology and operations experience in the produce industry.  Mr. Midyett is currently a member of the board of directors of the United Fresh Fruit and Vegetable Association and a director of Windset Holdings 2010 Ltd., a privately held Canadian corporation.

Dennis J. Allingham (age 60) has been the President, Chief Executive Officer and a director of Lifecore Biomedical since February 2004. He served as the Company's General Manager and Chief Financial Officer for the eight years prior to his appointment as CEO. Mr. Allingham has over 25 years of progressive business and management experience in executive positions and as a director within the pharmaceutical and health care distribution, manufacturing and retail industries.

Gregory S. Skinner (age 50) has been Chief Financial Officer and Vice President of Finance of the Company since November 1999 and Vice President of Administration since November 2000.  From May 1996 to October 1999, Mr. Skinner served as Controller of the Company.  From 1994 to 1996, Mr. Skinner was Controller of DNA Plant Technology and from 1988 to 1994 he was with Litton Electron Devices.  Prior to joining Litton Electron Devices, Mr. Skinner was with Litton Industries, Inc. and Arthur Anderson & Company.

Steven P. Bitler, Ph.D. (age 53) has been Vice President, Corporate Technology of the Company since March 2002.  From 1988 until March 2002, Dr. Bitler held various positions with the Company related to the Company’s polymer product development and thermal switch products.  Prior to joining the Company, Dr. Bitler developed new high strength polymeric materials at SRI International.

Damian Hajduk, Ph.D. (age 42) has been Chief Scientific Officer of the Company since April 2010.  Prior to joining the Company, Dr. Hajduk held a variety of scientific and leadership positions from 1997 to 2010 at Symyx Technologies, Inc., a materials research and informatics company.

Molly A. Hemmeter (age 44) has been Chief Commercial Officer since December 2010 and before that Vice President, Business Development and Global Marketing of the Company since being hired in June of 2009.  From July 2006 until joining the Company in June 2009, Ms. Hemmeter was Vice President of Global Marketing and New Business Development for the Performance Materials division of Ashland, Inc., a global specialty chemicals company.   Prior to joining Ashland, Inc., Ms. Hemmeter was Vice President of Strategy and Marketing for Siterra Corporation in San Francisco, a privately held company delivering on-demand software for managing real estate asset portfolios.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company’s Common Stock as of August 15, 2011 as to (i) each person who is known by the Company to beneficially own more than five percent of any class of the Company’s voting stock, (ii) each of the Company’s directors, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement (the “Named Executive Officers”), and (iv) all directors and executive officers as a group.  The business address of each director and executive officer named below is c/o Landec Corporation, 3603 Haven Avenue, Menlo Park, CA  94025.

	SHARES BENEFICIALLY OWNED (1)

NAME	NUMBER OF SHARES OF COMMON STOCK		PERCENT OF TOTAL(2)

5% Stockholders
Security Investors, LLC	2,431,967	(3)	9.21%
One Security Benefit Place
Topeka, KS 66636

Riverbridge Partners LLC	2,048,682	(4)	7.76%
801 Nicollet Mall, #600
Minneapolis, MN 55402

Wynnefield Capital, Inc	2,012,714	(5)	7.62%
450 Seventh Ave, #509
New York, NY 10123

Dimensional Fund Advisors, L.P. (US)	1,958,938	(6)	7.42%
6300 Bee Cave Road, Building One
Austin, TX 78746

Blackrock Global Investors	1,540,569	(7)	5.83%
400 Howard St.
San Francisco, CA 94105

Executive Officers and Directors
Gary T. Steele	540,431	(8)	2.05%
President and Chief Executive Officer and Chairman of the Board of Directors

Gregory S. Skinner	281,864	(9)	1.07%
Chief Financial Officer and Vice President of Finance & Administration

Dennis J. Allingham	22,500	(10)	*
President and Chief Executive Officer of Lifecore Biomedical, LLC and Vice President of Landec

Ronald Midyett	263,943	(11)	1.00%
President and Chief Executive Officer of Apio, Inc.
and Vice President of Landec

David D. Taft, Ph.D.	192,822	(12)	*
Chief Operating Officer

Duke K. Bristow, Ph.D., Director	68,335	(13)	*

	SHARES BENEFICIALLY OWNED (1)

NAME	NUMBER OF SHARES OF COMMON STOCK		PERCENT OF TOTAL(2)

Frederick Frank, Director	352,224	(14)	1.33%

Steven Goldby, Director	27,709	(15)	*

Stephen E. Halprin, Director	125,852	(16)	*

Dean Hollis, Director	18,542	(17)	*

Richard S. Schneider, Ph.D., Director	149,487	(18)	*

Robert Tobin, Director	68,335	(19)	*

Nicholas Tompkins, Director	52,337	(20)	*

All directors and executive officers as a group (17 persons)	2,315,877	(21)	8.36%

* Less than 1%

(1)
Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of capital stock.

(2)
As of August 15, 2011, 26,412,131 shares of Common Stock were issued and outstanding.  Percentages are calculated with respect to a holder of options exercisable within 60 days after August 15, 2011 as if such holder had exercised his options.  Option shares held by other holders are not included in the percentage calculation with respect to any other holder.

(3)	This information is based on a Form 13F filed by Security Investors, LLC with the SEC showing its holdings as of June 30, 2011

(4)	This information is based on a Form 13F filed by Riverbridge Partners, LLC with the SEC showing such beneficial owner's holdings as of June 30, 2011.

(5)	This information is based on a Form 13F filed by Wynnefield Capital, Inc with the SEC showing such beneficial owner's holdings as of June 30, 2011.

(6)	This information is based on a Form 13F filed by Dimensional Fund Advisors, L.P. (US) with the SEC showing its holdings as of June 30, 2011.

(7)	This information is based on a Form 13F filed by BlackRock Global Investors with the SEC showing its holdings as of June 30, 2011.

(8)
This number includes 241,432 shares held in trust of which Mr. Steele is a beneficial owner.  This number also includes 298,999 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(9)
This number includes 10,750 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011, owned by Stacia Skinner, Mr. Skinner’s wife, and 5,911 shares owned by Mrs. Skinner.  This number also includes 105,833 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(10)	This number includes 22,500 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(11)	This number includes 260,610 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(12)	This number includes 57,610 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(13)	This number includes 60,000 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(14)	This number includes 80,000 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(15)	This number includes 24,375 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(16)
This number includes 45,852 shares held in a trust of which Mr. Halprin is a beneficial owner.  This number also includes 80,000 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(17)	This number includes 16,875 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(18)
This number includes 74,487 shares held in a trust of which Dr. Schneider is a beneficial owner.  This number also includes 75,000 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(19)	This number includes 60,000 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(20)	This number also includes 20,000 shares subject to outstanding stock options exercisable within 60 days after August 15, 2011.

(21)	This number includes an aggregate of 1,285,962 shares held by officers and directors, which are subject to outstanding stock options exercisable within 60 days after August 15, 2011.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the compensation programs and policies for our named executive officers. The CD&A also provides an overview of the Compensation Committee's role in the design and administration of these programs and policies, and its role in making specific compensation decisions for our named executive officers.  Our Named Executive Officers for fiscal year 2011 are Gary T. Steele, President and Chief Executive Officer and Chairman of the Board, David D. Taft, Ph.D., Chief Operating Officer, Gregory S. Skinner, Vice President of Finance and Chief Financial Officer, Dennis Allingham, President and Chief Executive Officer of Lifecore Biomedical, LLC (“Lifecore”), and Ronald Midyett, President and Chief Executive Officer of Apio, Inc. (“Apio”). These individuals are referred to as the "Named Executive Officers."

Overview of Compensation Program and Philosophy

Landec’s compensation program is intended to meet three principal objectives: (1) attract, reward and retain officers and other key employees; (2) motivate these individuals to achieve the Company’s short-term and long-term corporate goals; and (3) align the interests of our executives with those of our stockholders.

The compensation program is designed to balance an executive’s achievements in managing the day-to-day business and addressing shorter-term challenges facing the Company or its subsidiaries, such as the effects of weather-related disruptions and competitive pressures, with incentives to achieve our long-term vision to be the innovative leader in our food products technology, hyaluronan-based biomaterials and technology licensing businesses.

The above policies guide the Compensation Committee (the “Committee”) in assessing the proper allocation between long-term compensation, current cash compensation and short-term bonus compensation.  Other considerations include Landec’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends and regulatory requirements.

Establishing Executive Compensation

Landec’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules.  The Committee operates under a written charter adopted by our Board. A copy of the Committee’s charter is available at www.landec.com.

In determining the particular elements of compensation that are used to implement Landec’s overall compensation policies, the Committee takes into consideration a number of factors related to Landec’s performance, such as Landec’s earnings per share, profitability, revenue growth and business-unit-specific operational and financial performance, as well as competitive practices among our peer group.

The Committee reviews market compensation levels and practices annually to determine whether any adjustments to an individual Named Executive Officer’s compensation are warranted. The Committee obtains information on the competitive market using Equilar, an executive and board compensation research firm, as our primary source.  Equilar draws data from proxy statements and reports filed with the SEC.  This allows the Committee to benchmark the actual compensation levels for the Named Executive Officers in our three main business categories.

The Committee on occasion meets with Landec’s President and Chief Executive Officer, Mr. Steele, and/or other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors.  Management makes recommendations to the Committee on the base salary, bonus targets and equity compensation for the executive team and other employees.

Peer Group

The Company’s peer group typically includes a broad range of companies in the materials science and food industries with whom Landec competes for executive talent.  For fiscal year 2011, the peer group was organized into three categories, Food, Specialty Polymers and greater Silicon Valley public companies, which align with our three business groups.  We factored into our selection revenues, market capitalization and/or number of employees.  The result was a peer group that consisted of the following companies: Accuray, Biomarin Pharmaceutical, Calavo Growers, Chiquita Brands International, Diamond Foods, Exponent, Fresh Del Monte Produce, Leapfrog, Onyx Pharmaceutical, Palm, Peets Coffee and Tea, Tivo, Metabolix, OM Group, Omnova Solutions, Polypore International and Quaker Chemical.  The Committee monitors the peer group to assess its appropriateness as a source of competitive compensation data and reassesses the relevance of the peer group as needed realizing that the acquisition of Lifecore has added a new diversity in the Company.

Data on the compensation practices of the above-mentioned peer group was gathered using Equilar’s web-based compensation survey data.  Peer group data is gathered with respect to base salary, bonus targets and all equity and non-equity awards (including stock options, performance shares, restricted stock and long-term, cash-based awards).  Peer group data does not include generally available benefits, such as 401(k) plans or health care coverage.

Landec’s goal is to target base pay and total cash compensation at the market’s 50th percentile based on market and industry data.  In determining base salary, the Committee considers other factors such as job performance, skill set, prior experience, the executive’s time in his or her position and/or with Landec, internal consistency regarding pay levels for similar positions or skill levels within the Company, external pressures to attract and retain talent, and market conditions generally.  Targeting total compensation at the 50th percentile and providing the opportunity to earn incentive compensation rewards, allows total compensation to be competitive as a whole, while taking into account business cyclicality.  Base pay and target cash compensation are analyzed by management to determine variances to the Company’s compensation targets using the combination of publicly available information and survey data as described above.

Elements of Compensation

There are three major elements that comprise Landec’s compensation program: (i) base salary; (ii) annual cash incentive opportunities, including bonuses; and (iii) equity incentives in the form of stock options and/or restricted stock unit awards.

Base Salaries

The base salaries of executive officers are set at levels intended to be competitive with other companies engaged in similar activities and with other businesses of comparable size, scope and location that compete for executive talent. To retain and attract the level of talent necessary for Landec to succeed, the Committee expects that the base salaries should be in the middle of the range of base salaries for comparable positions.

Base salaries are not necessarily adjusted annually but are generally adjusted when the Committee judges that a change is warranted by a change in an executive officer’s responsibilities, demonstrated performance or relevant market data.  For a discussion of base salary decisions made in or for fiscal year 2011, see “Compensation of Chief Executive Officer” and “Compensation of Other Named Executive Officers” below.

The salaries paid to the Named Executive Officers in fiscal year 2011 are shown in the Summary Compensation Table.

Annual Cash Incentive Award Plan

Landec maintains an annual cash incentive award plan for senior executives to encourage and reward achievement of Landec’s business goals and to assist Landec in attracting and retaining executives by offering an opportunity to earn a competitive level of compensation.  Consistent with our overall compensation objective of linking compensation to performance, aligning executive compensation with stockholder interests and attracting and retaining top level executive officers in the industry, annual cash incentive award targets are set as a percentage of base salary.  Incentive award targets and ranges are typically set early in each fiscal year.  Specific criteria for corporate, business unit and individual objectives are also set at this time.  The overall corporate objectives are intended to be challenging but achievable.  Such objectives are based on actual performance compared to predetermined financial performance targets, which are weighted depending upon whether the employee is a member of a business unit or the corporate staff. In the case of the executive officers, including the Named Executive Officers, the incentive award targets and criteria are approved by the Committee.

Fiscal Year 2011 Cash Incentive Award Plan:  At the beginning of fiscal year 2011, in approving the cash incentive award plan for the year (the “2011 Incentive Award Plan”), the Board of Directors set financial objectives on a consolidated basis and for each business unit.  The financial objectives were based on the internally-developed financial plan for the fiscal year.  In fiscal year 2011, the Company’s financial performance was measured based on established targets for revenue and operating income, and in order for our Named Executive Officers to earn a cash incentive award under the 2011 Incentive Award Plan, they had to meet the revenue and operating income targets.  For fiscal year 2011, the CEO had a target cash incentive award of 80% of base salary up to a maximum of 100% of his base salary, and the other Named Executive Officers had target incentive awards of 40% to 50% of base salary up to a maximum of 83% to 104% of their base salary.

For the CEO, COO and CFO, (“Corporate Executives”), the award target for fiscal year 2011 was based on the Company’s annual consolidated financial results, and consisted of targets for the Company’s consolidated revenues of $281.9 million and consolidated operating income of $17.6 million.  For the CEO of Apio, a business unit and subsidiary of Landec, the award target was based on Apio’s annual financial results, and consisted of targets for Apio’s revenues of $245.4 million and operating income target of $14.7 million.  For the CEO of Lifecore, a business unit and subsidiary of Landec, the award target was based on Lifecore’s annual financial results, and consisted of targets for Lifecore’s revenues of $28.8 million and operating income target of $5.7 million.

For fiscal year 2011, the Corporate Executives and the CEO of Apio did not earn a cash incentive award because the revenue and operating income targets for Landec and Apio were not exceeded. The CEO of Lifecore received an incentive award because the revenue and operating income targets for Lifecore were exceeded.

Based on the metrics described above, the Named Executive Officers’ target incentive awards, maximum awards and actual amounts earned for fiscal year 2011are as follows:

Named Executive Officer	Target Incentive Awards	Maximum Incentive Awards	Earned Incentive Awards
Gary T. Steele	$360,000	$450,000	$0
Gregory S. Skinner	$155,000	$310,000	$0
Dennis J. Allingham	$144,000	$299,520	$260,066
Ronald Midyett	$137,500	$286,545	$0
David D. Taft, Ph.D.	$162,500	$325,000	$0

Long-Term Incentive Compensation

Landec provides long-term incentive compensation through awards of stock options and restricted stock units (also referred to as “restricted stock units,” “RSUs” or “stock awards”) that generally vest over multiple years.  Landec’s equity compensation program is intended to align the interests of officers with those of the stockholders by creating an incentive for officers to maximize long-term stockholder value.  The equity compensation program also is designed to encourage officers to remain employed with Landec despite a competitive labor market in its industry.

Awards to eligible employees, including Named Executive Officers, are generally made on an annual basis. Awards must be approved by the Committee or the Board. In general, the number of options/RSUs awarded to each executive officer is determined subjectively based on a number of factors, including the officer’s degree of responsibility, general level of performance, ability to affect future Company performance, salary level and recent noteworthy achievements, as well as prior years’ awards.  All grants have been approved by the Board of Directors or the Committee and have a per share exercise price equal to the fair market value of Landec Common Stock on the grant date.  The Committee has not granted, nor does it intend in the future to grant, equity compensation awards to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of Landec Common Stock, such as a significant positive or negative earnings announcement.  Similarly, the Committee has not timed, nor does it intend in the future to time the release of material nonpublic information based on equity award grant dates.  Also, because equity compensation awards typically vest over a three or four year period, the value to recipients of any immediate increase in the price of Landec’s stock following a grant will be attenuated.

The Committee regularly monitors the environment in which Landec operates and makes changes to the Company’s equity compensation program to help the Company meet its goals, including achieving long-term stockholder value.  In order to continue to attract and retain highly skilled employees, the Committee has implemented changes to Landec’s equity compensation program designed to reward Landec’s employees for their hard work and commitment to the long-term success and growth of Landec.   To this end, the Company grants both stock options and RSUs as part of its equity compensation program.  Landec grants stock options because they can be an effective tool for meeting Landec’s compensation goal of increasing long-term stockholder value so that employees are able to profit from stock options only if Landec’s stock price increases in value over the stock option’s exercise price.  Landec believes the options that it grants provide effective incentives to option holders to achieve increases in the value of Landec’s stock.  Landec grants RSUs because they provide a more predictable value to employees than stock options, and therefore are efficient tools in retaining and motivating employees, while also serving as an incentive to increase the value of Landec’s stock.  RSUs also can be a more efficient means of using equity plan share reserves because fewer RSUs are needed to provide a retention and incentive value as compared to awards of stock options.

Long Term Incentive Awards:  Generally, in May of each year, the Company implements a broad-based equity award program for certain of its employees.  In May 2011, the Company implemented such a program (the “2011 Equity Award Plan”).  However, the Compensation Committee determined that in light of our pay-for-performance philosophy, no awards under the 2011 Equity Award Plan were approved for our executive officers, including our Named Executive Officers.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

Landec maintains a tax-qualified 401(k) Plan, which provides for broad-based employee participation.  Under the 401(k) Plan, all Landec employees are eligible to receive matching contributions from Landec that are subject to vesting over time.  The matching contribution for the 401(k) Plan in fiscal year 2011 was $0.67 for each dollar on the first 6% of each participant’s pretax contributions and was calculated and paid on a payroll-by-payroll basis, subject to applicable federal limits, and subject to vesting.  Landec also makes an annual “reconciling match” designed to more evenly determine the amount of matching contributions that eligible employees receive.  This reconciling match works by recalculating the regular matching contribution as if it were paid on an annualized, instead of payroll-by-payroll, basis.  If the annualized matching contribution would have been higher, Landec contributes a matching contribution equal to the difference between the two.  Other than the 401(k) Plan, Landec does not provide defined benefit pension plans or defined contribution retirement plans to its executives or other employees.

Landec also offers a number of other benefits to the Named Executive Officers pursuant to benefit programs that provide for broad-based employee participation.  These benefits programs include medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance and certain other benefits.

The 401(k) Plan and other generally available benefit programs allow Landec to remain competitive with respect to employee talent, and Landec believes that the availability of the benefit programs generally enhances employee productivity and loyalty to Landec.  The main objectives of Landec’s benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Compensation of Chief Executive Officer

In fiscal year 2010, the Company and our Chief Executive Officer entered into an amendment to the original Executive Employment Agreement pursuant to which Mr. Steele’s annual salary for the period commencing January 1, 2010 through December 31, 2010, remained at $375,000 rather than increasing to $450,000 as had been provided in his original Executive Employment Agreement.  Pursuant to the Executive Employment Agreement, his annual salary increased to $450,000 commencing on January 1, 2011.  In setting Mr. Steele’s salary, target bonus and equity compensation grant, the Committee relied on market-competitive pay data and weighed heavily the consideration that the Chief Executive Officer significantly and directly influences Landec’s overall performance.  The Committee also considered the overall compensation policies discussed above.

As indicated above under “Annual Cash Incentive Award Plan,” Landec’s actual financial performance for fiscal year 2011 did not result in an incentive award payment to Mr. Steele under the Company’s 2011 Incentive Award Plan.  In addition, the Committee determined that no equity award would be made to our Chief Executive Officer under the 2011 Equity Award Plan.

Compensation of Other Named Executive Officers

For fiscal year 2011, the Committee approved increases in the annual base salary of Mr. Skinner and Dr. Taft.  Mr. Skinner’s annual base salary increased from $265,000 to $310,000, and Dr. Taft’s increased from $300,000 to $325,000.  The Committee determined that such salary increases were appropriate in view of their work performance in connection with the acquisition of Lifecore and the fact that their respective salary rates had been unchanged since fiscal year 2008.  Neither Mr. Skinner nor Dr. Taft received a salary increase for fiscal year 2012.  Mr. Allingham joined the Company just prior to the beginning of fiscal year 2011 in connection with our acquisition of Lifecore and the decision was made not to adjust his base salary level for fiscal year 2011 or 2012.  With respect to Mr. Midyett, his base salary for fiscal year 2011 was unchanged from fiscal year 2010.  However, in May 2011, the Committee approved an increase in Mr. Midyett’s annual base pay for fiscal year 2012 from $275,000 to $300,000.  In making decisions with respect to base salary, the Committee reviews compensation data for executives in similar positions at similar companies as well as the considering the date of the most recent adjustment in the base pay of each Named Executive Officer.

As indicated above under “Annual Cash Incentive Award Plan,” Landec’s actual financial performance for fiscal year 2011 did not result in any payment to the five Named Executive Officers, other than Mr. Allingham, under the 2011 Incentive Award Plan.  Mr. Allingham’s cash award under the 2011 Incentive Award Plan was paid as a result of Lifecore’s financial performance which exceeded the targets approved by the Committee at the beginning of fiscal year 2011.

In addition, the Committee determined that no equity award would be made to any of our Named Executive Officers under the 2011 Equity Award Plan.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s executive officers.  Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met.  The Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the long-term incentive compensation granted to Named Executive Officers in a manner that is intended to avoid disallowance of deductions under Section 162(m).  Nevertheless, there can be no assurance that compensation attributable to long-term incentive awards will be treated as qualified performance-based compensation under Section 162(m).  In addition, the Committee reserves the right to authorize compensation payments that may be in excess of the limit when the Committee believes such payments are appropriate and in the best interest of Landec and its stockholders, after taking into consideration changing business conditions and the performance of its employees.

Compensation Committee Interlocks and Insider Participation

The Committee is composed of Mr. Hollis (Chairman), Mr. Frank, Dr. Schneider and Mr. Tobin. During fiscal year 2011, none of the Company’s executive officers served on the board of directors of any entities whose directors or officers serve on the Committee.  None of the Committee’s current or former members has at any time been an officer or employee of Landec.  None of Landec’s executive officers serve, or in the past fiscal year have served, as members of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Landec’s Board of Directors or the Committee.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Landec specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2011. Based on the review and discussions, the Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in Landec’s Proxy Statement for its 2011 Annual Meeting of Stockholders.

This report is submitted by the Committee.
Dean Hollis (Chairman)
Frederick Frank
Richard S. Schneider, Ph.D.
Robert Tobin

Summary Compensation

The following table shows compensation information for fiscal years 2011, 2010 and 2009 for the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Gary T. Steele	2011	403,846	—	—	—	14,814	418,660
President and Chief Executive Officer	2010	371,294	58,312	34,419	—	12,501	476,256
and Chairman of the Board	2009	375,000	709	905	—	11,999	384,644

Gregory S. Skinner	2011	310,000	—	—	—	11,499	321,499
Chief Financial Officer and V.P. of	2010	265,000	17,662	21,415	—	10,760	314,837
Finance and Administration	2009	265,000	10,422	14,339	—	7,463	297,224

Dennis J. Allingham (5)	2011	360,000	—	—	260,066	28,416	648,482
President and Chief Executive Officer	2010	29,077	17,545	21,122	—	—	67,744
of Lifecore Biomedical, LLC
Vice President of Landec

Ronald Midyett	2011	275,000	—	—	—	25,736	300,736
President and Chief Executive Officer	2010	275,000	63,432	78,294	—	25,796	442,522
of Apio, Inc.	2009	275,000	34,471	153,666	—	25,855	488,993
Vice President of Landec

David D. Taft, Ph.D.	2011	325,000	—	—	—	11,158	336,158
Chief Operating Officer	2010	300,000	17,545	21,122	—	10,760	349,427
	2009	300,000	10,422	14,388	—	11,495	336,305

(1)
Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date value, computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718, Compensation—Stock Options ("ASC Topic 718"), of awards granted in fiscal year 2010 and in prior years. The assumptions used to calculate the value of the RSU awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 29, 2011.

(2)
Amounts shown do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date value, computed in accordance with ASC Topic 718, of awards granted in fiscal year 2010 and in prior years.  The assumptions used to calculate the value of stock option awards are set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended May 29, 2011.

(3)	Amounts consist of bonuses earned for exceeding financial performance targets in fiscal year 2011 under the 2011 Incentive Award Plan.

(4)
Amounts consist of Company paid life insurance and an employer 401(k) match for all Named Executive Officers.  The amount shown for Mr. Steele also includes Company-paid disability insurance for which Mr. Steele is the beneficiary.  The amount shown for Mr. Allingham also includes Company-paid disability insurance for which Mr. Allingham is the beneficiary.  During fiscal year 2009, Dr. Taft received a 15-year service award in the amount of $1,480.  For Mr. Midyett, the amount shown includes an annual car allowance of $15,000.

(5)	Mr. Allingham was hired on April 30, 2010 effective with the acquisition of Lifecore.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during fiscal year 2011.  The option awards and the unvested portion of the stock awards identified in the table below are also reported in the “Outstanding Equity Awards at Fiscal 2011 Year-End” table on the following page.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Gary T. Steele	N/A	0	360,000	450,000

Gregory S. Skinner.	N/A	0	155,000	310,000

Dennis J. Allingham	N/A	0	144,000	299,250

Ronald Midyett	N/A	0	137,500	286,545

David D. Taft, Ph.D	N/A	0	162,500	325,000

(1)
Amounts shown are estimated payouts for fiscal year 2011 to the Named Executive Officers under the 2011 Incentive Award Plan.  The target amount is based on a percentage of the individual’s fiscal year 2011 base salary.  The maximum amount shown is equal to the individual’s base salary for the Corporate Executives and 104% of the base salary for Mr. Midyett and 83% of the base salary for Mr. Allingham.  Other than Mr. Allingham, no cash awards were received by these Named Executive Officers for fiscal year 2011.  For more information on these awards, see the section entitled “Compensation Discussion and Analysis-Annual Cash Incentive Award Plan.”

Equity Awards

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal year 2011.  As discussed above under “Compensation Discussion and Analysis,” no equity awards were made to the Company’s Named Executive Officers during fiscal year 2011.

Outstanding Equity Awards at Fiscal 2011 Year-End
	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Gary T. Steele	100,000	—	—	6.13	05/19/2012	—		—
	36,500	—	—	2.82	02/20/2013	—		—
	100,000	—	—	6.65	06/16/2014	—		—
	25,000	12,500	—	6.22	05/21/2016	—		—
	25,000	50,000	—	5.63	05/26/2017	—		—
	—	—	—	—	—	25,000	(2)	145,750
	—	—	—	—	—	12,500	(2)	72,875

Gregory S. Skinner	10,000	—	—	6.13	05/19/2012	—		—
	10,000	—	—	8.86	06/15/2013	—		—
	35,000	—	—	7.50	09/30/2014	—		—
	15,000	7,500	—	6.22	05/21/2016	—		—
	25,000	50,000	—	5.63	05/26/2017	—		—
	—	—	—	—	—	7,500	(2)	43,725
	—	—	—	—	—	25,000	(2)	145,750

Dennis J. Allingham	15,000	45,000	—	5.63	05/26/2017	—		—
	—	—	—	—	—	20,000	(2)	116,600
								—
Ronald Midyett	150,000	—	—	6.13	05/19/2012	—		—
	10,000	—	—	8.86	06/15/2013	—		—
	28,333	1,667	—	8.19	07/22/2015	—		—
	34,999	17,501	—	6.22	05/21/2016	—
	20,472	46,528	—	6.19	05/28/2017	—		—
	—	—	—	—	—	10,000	(2)	58,300
	—	—	—	—	—	22,333	(2)	130,201
	—	—	—	—	—	18,750	(2)	109,313
								—
David D. Taft, Ph.D.	3,444	—	—	6.09	07/29/2012	—		—
	10,000	—	—	8.86	06/15/2013	—		—
	—	—	—	—	—	20,000	(2)	116,600
	15,000	7,500	—	6.22	05/21/2016	—		—
	20,000	40,000	—	5.63	05/26/2017	—		—
	—	—	—	—	—	20,000	(2)	116,600
	—	—	—	—	—	7,500	(2)	43,725

(1)	Value is based on the closing price of Landec Common Stock of $5.83 as of May 27, 2011 as reported on the Nasdaq Global Select Market.
(2)	The Restricted Stock Units vest on the third anniversary of the date of grant.

Option Exercises and Stock Vested

The following table shows all stock options exercised and the value realized upon exercise and the number of stock awards vested and the value realized upon vesting by the Named Executive Officers during fiscal year 2011.

Option Exercises and Stock Vested For Fiscal 2011

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary T. Steele	121,785	(2)	336,736	12,019	76,801
Gregory S. Skinner	19,791		45,717	—	—
Dennis J. Allingham	—		—	—	—
Ronald Midyett	—		—	—	—
David D. Taft, Ph.D.	—		—	—	—

(1)
The value realized equals the difference between the option exercise price and the fair market value of Landec Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)
Mr. Steele exercised options to purchase 121,785 shares of Common Stock and received 34,514 shares of Landec Common Stock.  The value of 87,271 shares was used to cover the exercise price and taxes on a portion of the options exercised.

Employment Contracts and Potential Payments upon Termination or Change in Control

Employment Contracts

The Company entered into an employment agreement with Mr. Steele as of January 1, 2009, as amended on December 10, 2009, setting forth the terms of his employment.  The employment agreement expires on December 31, 2011, unless renewed or extended by both parties, and provides that Mr. Steele shall be paid an annual base salary of $375,000 for calendar years 2009 and 2010 and $450,000 for calendar year 2011.  Mr. Steele is also entitled to participate in the Company’s annual cash incentive award plan and to receive a cash award based upon the attainment of pre-determined, mutually established goals. Mr. Steele will be eligible for grants of equity interests under the Company’s 2009 Stock Incentive Plan at times and in such amounts as determined by the Compensation Committee.

Potential Payments upon Termination or Change in Control

Mr. Steele’s employment agreement provides that upon Mr. Steele’s death or disability, the Company shall pay Mr. Steele or his estate his unpaid base salary and the pro rata portion of his annual incentive award through the date of termination.  If Mr. Steele is terminated without cause or if he terminates his employment for good reason (generally, any relocation of Mr. Steele’s place of employment, reduction in salary, or material reduction of his duties or authority), Mr. Steele will receive a severance payment equal to 100% of his annual base salary and a one-year acceleration of his unvested stock options and other equity awards, and the Company will pay the monthly premiums for health insurance coverage for Mr. Steele (and his spouse) until Mr. Steele attains age 65 or at such earlier time as Mr. Steele receives substantially equivalent health insurance coverage in connection with new employment.  In addition, the employment agreement provides that if Mr. Steele is terminated without cause or terminates his employment for good reason within two (2) years following a “change of control,” Mr. Steele will receive a severance payment equal to 150% of his annual base salary and the Company will pay the monthly premiums for health insurance coverage for Mr. Steele (and his spouse) until Mr. Steele attains age 65 or at such earlier time as Mr. Steele receives substantially equivalent health insurance coverage in connection with new employment.  In the event of a “change in control,” all of Mr. Steele’s unvested stock options or other equity awards shall immediately vest and become exercisable.  Mr. Steele agreed, as part of his employment agreement, not to solicit, induce, recruit, encourage or take away employees or consultants of the Company for a period of two years following his termination.  In addition, Mr. Steele agreed not to solicit any licensor to or employee or customer of the Company for a period of two years following his termination.

If Mr. Steele’s employment with the Company had been terminated without cause or for good reason in connection with a change of control of the Company on May 29, 2011, the last business day of Landec’s fiscal year 2011, Mr. Steele would have received the following severance benefits under his employment agreement:

1)	Approximately $675,000 over the following 18-month period; and

2)
Approximately $29,000 in health insurance premiums, assuming no increases in premiums, until he attains age 65, assuming he does not receive substantially equivalent health coverage in connection with new employment.

Policies and Procedures with Respect to Related Party Transactions

The Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions (other than compensation transactions).  In reviewing related party transactions, the Audit Committee takes into account factors it deems appropriate, such as whether the related party transaction is on terms no less favorable than terms generally available to an unrelated third party under the same or similar conditions and the extent of the related party’s interest in the transaction.  Additionally, under the Company’s Code of Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest.

Certain Relationships and Related Transactions

  Mr. Tompkins, the Chairman of Apio and a director of the Company, wholly-owns the Nick Tompkins Ranch and has a 14.3% ownership interest in Central Coast Produce.  Pursuant to the terms of farmer agreements entered into between Apio and the Nick Tompkins Ranch and Central Coast Produce, LLC (the “Tompkins Farms”), Apio provides packing, cooling and distributing services for produce planted and grown by the Tompkins Farms, and Apio purchases produce from these farms.  The terms of the agreements are the same as the terms offered by Apio to other growers.  During fiscal year 2011, Apio paid the Tompkins Farms $312,000 for produce.

In July 2003, Apio entered into a Purchase Agreement (the “Purchase Agreement”) with Beachside Produce, LLC, a California limited liability company (“Beachside”), and the Growers (as defined below) to sell its domestic commodity vegetable business to Beachside.  Beachside is owned and operated by a group of persons and entities (the “Growers”) that supply produce to Apio, including Mr. Tompkins, who owns 12.5% of Beachside.  In connection with the Purchase Agreement, Apio, Beachside and the Growers entered into a supply agreement pursuant to which Beachside and the Growers have agreed to supply produce to Apio for its value-added and export trading businesses.  During fiscal year 2011, the Company paid Beachside $3,088,000 for produce and recognized revenues derived from services provided to Beachside for cooling and storing produce of $3,391,000 and revenues of $726,000 from the sale of products to Beachside.

Apio purchases produce from Windset Holdings 2010 Ltd., a Canadian corporation (“Windset”), for sale to third parties.  Apio purchased a 20.1% equity interest in Windset on February 15, 2011 (the “Windset Acquisition”).  During fiscal year 2011, Apio purchased $153,000 of produce from Windset.  Mr. Tompkins and Windset entered into a land lease in July 2009, which included an option for Windset to purchase the land in Santa Maria, California for $10.5 million.  Following the Windset Acquisition, Windset exercised its option to purchase the land from Mr. Tompkins on March 2, 2011.  Windset intends to construct 64 acres of indoor vegetable production on that land along with the required support facilities for growing, harvesting, grading and selling numerous varieties of hydroponically grown tomatoes.

During fiscal year 2011, Stacia Skinner, wife of Mr. Greg Skinner, the Company’s Chief Financial Officer, was employed at the Company and received approximately $143,000 in compensation.  Mrs. Skinner, the Company’s Information Technology Director, does not report to the Company’s Chief Financial Officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.  Officers, directors and holders of more than ten percent of the Company’s Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended May 30, 2010 all Section 16(a) filing requirements applicable to the Company’s officers, directors and holders of more than ten percent of the Company’s Common Stock were satisfied.

OTHER MATTERS

The Board of Directors knows of no other matters to be submitted to the stockholders at the annual meeting.  If any other matters properly come before the meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in such manner as the Board may recommend.

It is important that the proxies be returned promptly and that your shares be represented.  Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote their shares by telephone or via the Internet.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Geoffrey P. Leonard

GEOFFREY P. LEONARD
SECRETARY
Menlo Park, California
August 19, 2011